Exhibit 99.5

CONSENT

LifeSci Acquisition III Corp. intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

/s/ Raquel Izumi Raquel Izumi

Date: July 29, 2021